EXHIBIT 99.1

March 5, 2003

For Bank of America	For Santander Central Hispano

Investors may contact: Kevin Stitt, 704.386.5667 Lee McEntire, 704.388.6780	Eduardo Suárez, + 3491 558 1985 Isabel Garcia, + 3491 558 1031

Media may contact: Eloise Hale, 704.387.0013	Keith Grant, + 3491 558 3486

Bank of America completes investment in

Grupo Financiero Santander Serfin

Alliance advances Bank of America’s Hispanic Strategy

while opening new markets for Santander Central Hispano

Bank of America Corporation has closed its previously announced agreement to acquire 24.9 percent of Santander Central Hispano subsidiary, Grupo Financiero Santander Serfin, the most profitable and third largest bank in Mexico.

The goal of the alliance advances Bank of America’s strategy to better serve the Hispanic market while at the same time opening new business opportunities for Santander Central Hispano through its Mexican subsidiary.

Bank of America acquired 24.9 percent of all issued and outstanding ordinary shares of Grupo Financiero Santander Serfin for approximately $1.6 billion in cash. Santander will continue to manage the bank.

Bank of America Corporation

One of the world’s leading financial services companies, Bank of America is committed to making banking work for customers and clients like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Shares of Bank of America (ticker: BAC), the second largest banking company in the United States by market capitalization, are listed on the New York, Pacific and London stock exchanges. The company’s Web site is www.bankofamerica.com. News, speeches and other corporate information may be found at www.bankofamerica.com/newsroom.

Grupo Santander Central Hispano

Santander Central Hispano (SAN.MC, STD.N) is the largest financial group in Spain and Latin America, and one of the top three by market capitalization in the Euro zone. Founded in 1857, it has forged important business initiatives in Europe, including a 13-year old alliance with The Royal Bank of Scotland, ownership of the third largest banking group in Portugal and the leading independent consumer finance franchise in Germany.

It has a pre-eminent position in Latin America, with US$108 billion in managed funds and 23 million customers served by 4,183 offices in 11 countries, with a particular focus on the major markets of Brazil, Mexico and Chile. The Group recorded US$1.3 billion in net attributable income from Latin America during 2002.

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